UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 28, 2009

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood CO 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements of Certain Officers.

Liberty Global, Inc. (LGI) and its wholly owned subsidiary, UPC Broadband Holding Services BV, have entered into a letter agreement (the Letter) with W. Gene Musselman, the President and Chief Operating Officer of LGI’s UPC Broadband division, extending the term of Mr. Musselman’s employment agreement through December 31, 2010 and amending certain terms of his award under LGI’s Senior Executive Performance Incentive Plan (the SEPIP).  The Letter was executed by Mr. Musselman on December 28, 2009, and is effective as of December 31, 2009.

Mr. Musselman’s SEPIP award has been amended to provide that under all circumstances, other than termination of employment for cause, Mr. Musselman will be entitled to the balance of his earned award, with payment (or vesting of outstanding restricted shares, if any) to be made on the scheduled payment dates while his employment continues or, if his employment terminates, on March 15 of the year following termination of employment or later if required by Section 409A of the Internal Revenue Code of 1986, as amended, and related Treasury Regulations, with accelerated payments discounted as provided in the SEPIP.  However, if Mr. Musselman’s termination is voluntary during 2010 or, if his contract is further extended by mutual agreement and his termination is voluntary during 2011, the balance of his earned award will be paid in shares that will be nontransferable for 10 years, subject to exceptions.  Resignation as a result of a material diminution in his official position or authority will be considered voluntary termination for this purpose.

The foregoing description of the terms of the Letter does not purport and is not intended to be complete and is qualified in its entirety by reference to the full text of the Letter filed as Exhibit 99.1 hereto. In addition, please refer to the more complete description of the SEPIP included under the heading “Executive Compensation” in LGI’s definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 29, 2009.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Name
99.1	Letter Agreement, effective as of December 31, 2009, among Liberty Global, Inc., UPC Broadband Holding Services BV and W. Gene Musselman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2010

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
	Name:	Randy L. Lazzell
	Title:	Vice President